Exhibit 99.1

PRESS RELEASE

Financial Contact:	Media Contact:
Robert A. Milligan	Kristen Armstrong
Chief Financial Officer	Executive Assistant to the CEO
Healthcare Trust of America, Inc.	Healthcare Trust of America, Inc.
480.998.3478	480.998.3478
RobertMilligan@htareit.com	KristenArmstrong@htareit.com

Healthcare Trust of America, Inc. Announces 2014 Investments in Core Medical Office Buildings
$122 Million of Investments in 4Q, $440 Million for Full Year 2014 at Accretive Pricing
Scottsdale, Arizona (January 6, 2015) – Healthcare Trust of America, Inc. (NYSE:HTA), the largest dedicated owner and operator of medical office buildings (“MOBs”), announced today that it had closed approximately $122 million of acquisitions in the fourth quarter of 2014, bringing the full year acquisition total to $440 million. The fourth quarter investments closed in late November and December and included strategically located MOBs in HTA’s existing markets of White Plains, NY, Charleston, SC and Denver, CO, plus a new market in Hawaii. For the year, HTA expanded its portfolio by approximately 12%, as measured by purchase price and net of non-core dispositions.

HTA’s investment in its existing markets included properties located in high traffic, core medical locations that allow for the expansion of its property management and leasing platform. This will increase HTA’s presence with local health systems and physicians and expand the reach and effectiveness of its local property management and leasing platform.

In White Plains, HTA acquired a MOB at 210 Westchester Ave for $29 million. This property is immediately adjacent to the Westchester Medical Campus that HTA acquired in 3Q 2014 and is located in the same destination medical center that includes the new $120 million Sloan Kettering Memorial Cancer Center. In Charleston, HTA closed on the East Cooper Medical Arts Center which is anchored by MUSC and Tenet Hospital for approximately $9 million. It is also located directly across the street from one of HTA’s existing multi-tenant MOBs and in close proximity to the Tides Medical Arts building which HTA acquired in 3Q14. In Denver, HTA acquired two assets in the affluent Douglas County anchored by Centura and HCA-HealthONE, two of the region’s leading health systems, for approximately $37 million. These properties are located approximately 1 mile from HTA’s Lincoln Medical Center.

The remaining fourth quarter acquisitions were made in the high barrier to entry market of Oahu, Hawaii, positioning HTA to be one of the leading third party owners of MOBs in the state. HTA acquired two well-located MOBs in separate transactions totaling $47 million including the Kapolei Medical Park in Kapolei, HI and St. Francis Medical Pavilion in Honolulu, HI. These MOB’s are anchored by two of the leading health systems in the area, including Kaiser Permanente (Fitch: A+) and Queens Health System (Moody’s: A1).

For the year, HTA closed on $440 million of core, critical medical office properties in 8 states, representing 21 MOBs and 1.2 million square feet of Gross Leasable Area (GLA). HTA also initiated its capital recycling program, closing $83 million in previously announced dispositions. At year end, the total portfolio consisted of over 14.8 million square feet of GLA and $3.3 billion in total investments.

Additional details for these acquisitions can be found in HTA's portfolio overview found on its website (www.htareit.com).

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE:HTA), a publicly traded real estate investment trust, is a full-service real estate company focused on acquiring, owning and operating high-quality medical office buildings that are predominantly located on or aligned with campuses of nationally or regionally recognized healthcare systems in the U.S. Since its formation in 2006, HTA has invested approximately $3.3 billion to build a portfolio of properties that is comprised of approximately 14.8 million square feet of gross leasable area located in 28 states. It operates its properties through regional offices in Scottsdale, Albany, Atlanta, Boston, Charleston, Dallas, Indianapolis, Miami and Pittsburgh.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

FORWARD-LOOKING LANGUAGE
This press release contains certain forward-looking statements. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about HTA, stockholder value and earnings growth.
The forward-looking statements included in this press release are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond HTA’s control. Although HTA believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, HTA’s actual results and performance could differ materially and in adverse ways from those set forth in the forward-looking statements. Factors which could have a material adverse effect on HTA’s operations and future prospects include, but are not limited to:

•	changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;

•	competition for acquisition of medical office buildings and other facilities that serve the healthcare industry;

•	economic fluctuations in certain states in which HTA’s property investments are geographically concentrated;

•	retention of HTA’s senior management team;

•	financial stability and solvency of HTA’s tenants;

•	supply and demand for operating properties in the market areas in which HTA operates;

•	HTA’s ability to acquire real properties, and to successfully operate those properties once acquired;

•	changes in property taxes;

•	legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry;

•	fluctuations in reimbursements from third party payors such as Medicare and Medicaid;

•	delays in liquidating defaulted mortgage loan investments;

•	changes in interest rates;

•	the availability of capital and financing;

•	restrictive covenants in HTA’s credit facilities;

•	changes in HTA’s credit ratings;

•	HTA’s ability to remain qualified as a REIT;

•	changes in accounting principles generally accepted in the United States of America, policies and guidelines applicable to REITs; and

•	the risk factors set forth in HTA’s 2013 Annual Report on Form 10-K for the year ended December 31, 2013 and in HTA’s Quarterly Reports on Form 10-Q.

Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, HTA undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, HTA.